UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):      May 24, 2018

ANIXTER INTERNATIONAL INC.
(Exact name of registrant as specified in its charter)

Delaware	94-1658138
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Commission File Number: 001-10212

2301 Patriot Blvd.
Glenview, Illinois 60026
(224) 521-8000
(Address and telephone number of principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously disclosed in a Current Report on Form 8-K filed on February 26, 2018 (the “Prior 8-K”), Robert J. Eck is retiring as Chief Executive Officer of Anixter International Inc. (the “Company”) effective June 30, 2018. In connection with Mr. Eck’s retirement, Anixter Inc., the Company’s primary operating subsidiary, and Mr. Eck will enter into a retirement agreement (the “Retirement Agreement”). The Company will also be a party to the Retirement Agreement, but solely for the purposes of provisions providing for continued board service and the revisions to equity awards described below.
Pursuant to the Retirement Agreement, Mr. Eck will agree to confidentiality provisions, and noncompetition and nonsolicitation provisions lasting until June 30, 2021. In consideration of these agreements, the Company has agreed to the following revisions to Mr. Eck’s outstanding equity awards:
•stock options will expire in accordance with their original terms; and

•	restricted stock units and performance-based restricted stock units will remain outstanding and will vest in accordance with their original terms.
Without these revisions, the stock options would have expired, depending on the date of grant, at either 90 days or 12 months following the date of retirement, and the restricted stock units and performance-based restricted stock units would have forfeited on the date of retirement. As a result of the revisions, the Company will record a noncash, pre-tax charge in the second quarter of 2018 of approximately $4.8 million, or $0.10 per share.
In addition, Mr. Eck will receive a prorated bonus based on actual performance through June 30, 2018, payable in August 2018.
As previously disclosed in the Prior 8-K, William A. Galvin has been appointed President and Chief Executive Officer effective July 1, 2018. Effective that date, Mr. Galvin’s base salary will be increased to $800,000 per annum and his target bonus will be increased to $1.0 million. In addition, on July 1, 2018, Mr. Galvin will receive a promotional long-term equity incentive of $1.0 million, 50% of which will be in the form of restricted stock units and 50% of which will be in the form of performance-based restricted stock units.
Bill Standish, Executive Vice President - Operations has decided to retire, effective July 9, 2018. In connection with his retirement, Mr. Standish and the Company will enter into a consulting agreement that will require services through March 31, 2019. Mr. Standish will not receive any compensation for these services other than payment of all medical and dental insurance premiums during the term of the agreement. Mr. Standish will be subject to noncompetition, nonsolicitation and confidentiality provisions. In consideration of these agreements, the Company has agreed to revise Mr. Standish’s restricted stock units to vest on March 1, 2019 in accordance with their original terms, instead of forfeiting on his retirement date. This revision will result in an immaterial noncash charge in the second quarter of 2018. In addition, Mr. Standish will receive a prorated bonus based on actual performance through June 30, 2018, payable in August 2018.

Item 5.07	Submission of Matters to a Vote of Security Holders.

The annual meeting of stockholders was held on May 24, 2018. In connection with the meeting, proxies were solicited pursuant to the Securities Exchange Act of 1934. The following are the voting results on proposals considered and voted upon at the meeting, all of which were described in the Company’s 2018 Proxy Statement filed on April 20, 2018.

(1) The Directors of the Company were elected as follows:

	VOTES
	FOR	WITHHELD	BROKER NON-VOTES
Lord James Blyth	27,816,360	2,773,587	1,429,999
Frederic F. Brace	29,836,279	753,668	1,429,999
Linda Walker Bynoe	27,208,924	3,381,023	1,429,999
Robert J. Eck	29,969,377	620,570	1,429,999
William A. Galvin	29,852,800	737,147	1,429,999
F. Philip Handy	27,812,570	2,777,377	1,429,999
Melvyn N. Klein	27,812,388	2,777,559	1,429,999
George Muñoz	28,158,749	2,431,198	1,429,999
Scott R. Peppet	30,259,739	330,208	1,429,999
Valarie L. Sheppard	29,845,867	744,080	1,429,999
Stuart M. Sloan	27,835,510	2,754,437	1,429,999
Samuel Zell	27,557,921	3,032,026	1,429,999

(2) An advisory proposal on the compensation of the Company’s named executive officers was approved by a vote of 28,773,835 shares “for” and 1,805,019 shares “against” with 11,093 shares abstaining. There were 1,429,999 broker non-votes.

(3) The stockholders ratified the appointment of Ernst & Young LLP as the Company’s independent auditors for the fiscal year 2018 by a vote of 31,505,158 shares “for” and 512,245 shares “against” with 2,543 shares abstaining.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

ANIXTER INTERNATIONAL INC.

May 30, 2018	By: /s/ Theodore A. Dosch
Theodore A. Dosch
Executive Vice President - Finance
and Chief Financial Officer